Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Ensco plc:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-58625, 33-40282, 333-97757, 333-125048 and 333-156530) and on Form S-3 (No. 333-156705) of Ensco plc of our reports dated February 25, 2010 (except for the updated disclosures and reclassification of ENSCO 50, ENSCO 51 and ENSCO 57 operating results from continuing to discontinued operations for all periods presented, as described in Note 11, as to which the date is June 8, 2010 for ENSCO 50 and ENSCO 51 and August 13, 2010 for ENSCO 57), with respect to the consolidated balance sheets of Ensco plc as of December 31, 2009 and 2008, and the related consolidated statements of income and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in this Current Report on Form 8-K of Ensco plc.

/s/  KPMG LLP

Dallas, Texas
August 13, 2010